Exhibit 99

PR NEWSWIRE

NORTH EUROPEAN OIL ROYALTY TRUST ANNOUNCES
THE NET INCOME FOR THE THIRD QUARTER OF FISCAL 2020

Keene, N.H. August 14, 2020 - North European Oil Royalty Trust (NYSE-NRT) reported the net income for the third quarter of fiscal 2020 which appears below compared with the third quarter of fiscal 2019. Total royalty income includes any adjustments made by the operating companies based upon their corrected royalty calculations for prior periods as well as any Mobil sulfur royalties. As detailed in the July 31, 2020 distribution press release, total royalty income for the third quarter of fiscal 2019 declined from the third quarter of fiscal 2019. This decline resulted from the combined effects of lower gas prices and lower gas sales both of which are likely attributable to the impact of COVID-19 and the glut of gas on the European market. There were only minor negative adjustments of ($10,913) and ($13,020) impacting royalties during the third quarters of fiscal 2020 and 2019, respectively. Sulfur royalties totaling $721 were received in the third quarter of fiscal 2020 but this amount represented corrections from fiscal 2018. There were no royalties received under the Mobil Sulfur Agreement in the third quarter of fiscal 2019.

	3rd Fiscal Quarter Ended 7/31/2020	3rd Fiscal Quarter Ended 7/31/2019	Percentage Change
Total Royalty Income	$1,399,614	$2,146,227	-34.79%
Net Income	$1,278,075	$2,022,464	-36.81%
Distributions per Unit	$0.11	$0.22	-50.00%

Trust expenses for the third quarter of fiscal 2020 decreased 4.58%, or $5,848, to $121,770 in comparison to $127,618 for the third quarter of fiscal 2019. This decrease in expenses reflects the reduction in Trustees' fees as specified in the Trust Agreement.

Total royalty income received during the first nine months of fiscal 2020 decreased in comparison to fiscal 2019 due to a combination of lower gas prices, lower gas sales and lower average exchange rates under both the Mobil and OEG Agreements during the first nine months of fiscal 2020. The comparison of the relevant periods is shown below.

	Nine Months Ended 7/31/2020	Nine Months Ended 7/31/2019	Percentage Change
Total Royalty Income	$3,701,403	$6,684,577	-44.63%
Net Income	$3,067,714	$6,062,002	-49.39%
Distributions per Unit	$0.30	$0.66	-54.55%

The previously declared distribution of $0. cents per unit will be paid on August 26, 2020 to owners of record as of August 14, 2020. Comprehensive details will be available in the Trust's 10-Q filing available through the SEC or the Trust's website, www.neort.com, on or about August 28, 2020. For further information, contact John R. Van Kirk, Managing Director, at (732) 741-4008 or via e-mail at jvankirk@neort.com. The Trust's press releases and other pertinent information are available on the Trust's website: www.neort.com.